EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of  (i) our report dated March 12, 2010 (except Note 4, as to which the date is December 28, 2010), with respect to the consolidated financial statements and schedule of One Liberty Properties, Inc. and Subsidiaries for the year ended December 31, 2009, included in its Current Report on Form 8-K dated December 28, 2010 and (ii) our report dated March 12, 2010 with respect to the effectiveness of internal control over financial reporting of One Liberty Properties, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2009 in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-169495) and related Prospectus of One Liberty Properties, Inc. for the registration of securities that shall have an aggregate offering price not to exceed $250,000,000.

/s/ Ernst & Young LLP
Ernst & Young LLP

New York, New York
January 4, 2011